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                                                                   EXHIBIT 12.1


                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)


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                                       First                                 For the Years Ended December 31,
                                    Nine Months      -------------------------------------------------------------------------------
                                       2004              2003             2002             2001             2000             1999
                                    -----------      -----------      -----------      -----------      -----------      -----------

Earnings

Income/(loss) before income
 taxes, minority interest
 and  change in accounting                $(338)         $(1,150)          $(117)          $(169)             $439            $1,172

Earnings of non-consolidated
 affiliates                                 (38)             (55)            (44)            (24)             (56)              (47)

Cash dividends received from
 non-consolidated affiliates                 42               35               16              12               17               24

Fixed charges                               102              126              139             174              215              173

Capitalized interest, net
 of amortization                              1                3                1              (2)              (3)              (1)
                                    -----------      -----------      -----------      -----------      -----------      -----------
     Earnings                            ($231)         ($1,041)             $(5)             $(9)             $612           $1,321
                                    ===========      ===========      ===========      ===========      ===========      ===========

Fixed Charges

Interest and related
 charges on debt                            $79              $97             $109             $139             $176             $149

Portion of rental expense
 representative of the
 interest factor                             23               29               30               35               39               24
                                    -----------      -----------      -----------      -----------      -----------      -----------
     Fixed charges                         $102             $126             $139             $174             $215             $173
                                    ===========      ===========      ===========      ===========      ===========      ===========
Ratios

Ratio of earnings to
 fixed charges*                             N/A              N/A              N/A              N/A              2.8              7.6


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*    For the first nine months ended September 30, 2004, and for the years ended
     December 31, 2003, 2002 and 2001, fixed charges exceeded earnings by $333 million, $1,167 million, $144 million and $183 million, respectively, resulting in a ratio of less than one.